Exhibit 99.1
CSB BANCORP, INC. REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS
Fourth Quarter and Full Year Highlights

	Quarter Ended	Full Year Ended
	December 31, 2008	December 31, 2008
Diluted earnings per share	$.29	$1.43

Net Income	$767,000	$3,537,000

Return on average common equity	7.40%	9.23%

Return on average assets	0.76%	0.99%
Millersburg, Ohio – January 30, 2009 – CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced fourth quarter 2008 net income of $767 thousand, or $.29 per basic and diluted share, as compared to $880 thousand, or $.35 per basic and diluted share for the same period in 2007.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 7.40% and 0.76%, respectively, compared with 9.54% and 1.05% for the fourth quarter of 2007.
For the full year of 2008, the Company reported net income of $3.54 million, or $1.43 per diluted share, up from $3.51 million, or $1.42 per diluted share in 2007. Full year ROE and ROA were 9.23% and 0.99%, respectively, compared to 9.82% and 1.07% in 2007.
“We are pleased that full year earnings slightly exceeded last year’s results in spite of the very difficult economic and interest rate environments that prevailed throughout 2008,” said Eddie Steiner, President and CEO.
“During the fourth quarter, CSB acquired Indian Village Bancorp, Inc., adding $75 million to our balance sheet and expanding the eastern edge of our primary market area to include North Canton, New Philadelphia and Gnadenhutten,” continued Steiner. “We expect additional growth in these new markets as we fully deploy our commercial banking services. We are also focusing intently on the assets obtained in the Indian Village acquisition, and will work to conform the acquired loan and investment portfolios to our business model over the next twelve to eighteen months. Our core operations yielded solid performance through the fourth quarter, although net interest margin decreased to 3.98% due to the declining interest rate environment. We expect continued pressure on margins through 2009, as market rates will likely remain depressed while the economy struggles to regain forward momentum.”
Revenue totaled $4.5 million for the fourth quarter of 2008, an increase of 9.0% over the prior-year fourth quarter. Revenue increased 3.6% for the full year of 2008 to $17.1 million, as compared to $16.5 million in 2007.
Non-interest expense amounted to $3.3 million during the quarter, an increase of $591 thousand, or 21.8%, from fourth quarter 2007. For the full year ended December 31, 2008, non-interest expense increased $610 thousand, or 5.7% versus the prior full year. Current quarter and full year non-interest expense includes a charge of $250 thousand to reduce the book value of the Company’s W. Jackson St. building in Millersburg, which currently serves primarily as a backup facility and is available for sale. Without the impairment charge, non-interest expense would have increased 12.6% and 3.4% for the quarter and full year, respectively.
The Company’s fourth quarter efficiency ratio was 72.8% as compared to 65.4% for the same quarter in the prior year. For the full year of 2008, the efficiency ratio totaled 66.2% versus 64.9% in 2007. Without the aforementioned facility impairment charge, the Company’s efficiency ratio would have been 67.3% for the quarter and 64.8% for the year.
Federal income tax expense was $354 thousand for fourth quarter 2008, compared to $420 thousand for the same quarter in 2007. Full year income tax of $1.7 million for both 2008 and 2007 reflects effective tax rates of 32.8% and 32.3%, respectively. The increase in the effective tax rate for 2008 was the result of comparatively lower tax-free interest income due to maturities of bonds within the Company’s tax-free investment portfolio during 2008.
Average deposit balances grew by $38.9 million during the fourth quarter, or 15.7%, primarily as a result of the Indian Village acquisition. Total average deposits of $286 million for the quarter were 11.8% above the prior year’s fourth quarter average.
Average assets totaled $400.9 million during the quarter, an increase of $68.6 million, or 20.7% from the same quarter in the prior year; again, primarily the result of the Indian Village acquisition. Average loan balances of $293.7 million reflect an increase of $44.3 million, or 17.8%, over the prior year fourth quarter, while average securities balances increased $12.9 million, or 20.2% as compared to fourth quarter 2007.
Assets totaled $425 million at year-end, up $74 million, or 21.2% from December 31, 2007. Net loans increased to $313 million, up $59 million, or 23.2%, from the prior year-end. Year-end securities balances of $82 million reflect an increase of $7.4 million, or 9.9%. The increase in securities balances resulted from the aforementioned acquisition and a $10 million matched leverage investment strategy implemented during the first quarter of

2008, partially offset by the use of proceeds from certain maturing securities to fund a portion of the Company’s loan growth.
Average commercial loan balances for the quarter, including commercial real estate, increased $22.8 million, or 15.5% above year ago levels. Average residential mortgage balances increased by $16.6 million, or 22.8% during the year and home equity balances increased $5.5 million, or 27.1% while average consumer credit balances declined $.7 million, or 7.6% due to the sale of the Company’s $2.0 million credit card portfolio during the first quarter of 2008.
The Company’s allowance for loan losses at December 31, 2008 was 1.07% of period end loans and the Company funded $71 thousand in loan loss provision during the fourth quarter. Recoveries exceeded charge-offs for the quarter and the full year by $84 thousand and $17 thousand, respectively, as compared to net charge-offs of $406 thousand or 0.23% of average loans during 2007.
As of December 31, 2008, nonperforming assets totaled $2.7 million, or 0.86% of period-end loans plus other real estate, compared with $.6 million, or 0.26%, at the prior year-end. The ratio of allowance for loan losses to nonperforming loans stood at 125% at year-end.
Commenting on the Company’s credit quality, Steiner noted, “Our nonperforming asset ratio compares favorably to available industry and peer data, but the level of nonperforming assets has increased, primarily due to certain loans acquired through the Indian Village acquisition. We are working diligently to control and eventually reduce nonperforming balances. At the same time, we anticipate that loan delinquencies will rise above our experience level of the past few years as customers continue to deal with challenging economic conditions. We believe the loan loss reserve is appropriately funded for our current portfolio risk, and charge-offs remain at modest levels.”
Deposit balances totaled $305 million at year-end, an increase of $46 million, or 17.8% from the prior year-end total. Within the deposit category, average non interest-bearing account balances for the fourth quarter increased by $5.8 million, or 13.2% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $8.7 million, or 9.7% from year ago levels, while average time deposit balances grew by $15.8 million, or 12.8% during the year. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the fourth quarter grew by $2.0 million, or 9.0%, above the average for the same period in the prior year. The repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.
Shareholders’ equity totaled $43.5 million on December 31, 2008 with 2.7 million common shares outstanding at year-end. The Company’s capital position remains strong, with tangible equity to assets approximating 9.8% on December 31, 2008, compared to 10.4% on December 31, 2007. The Company declared a common dividend of $.18 per share during the quarter. Total dividends declared during 2008 were $0.72 per share, or 50% of reported earnings per share.
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $425 million as of December 31, 2008. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with thirteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2008	2008	2008	2008	2007	2008	2007
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months

Net interest income FTE (a)	$3,812	$3,473	$3,318	$3,406	$3,437	$14,009	$13,470
Provision for loan losses	71	107	48	107	119	333	472
Other income	724	674	680	955	725	3,033	3,035
Other expenses	3,303	2,663	2,617	2,728	2,713	11,311	10,701
FTE adjustment (a)	39	34	32	26	31	131	144
Net income	767	890	878	1,002	880	3,537	3,514
Diluted EPS	0.29	0.37	0.36	0.41	0.35	1.43	1.42

PERFORMANCE RATIOS
Return on average assets (ROA)	0.76%	1.02%	1.03%	1.17%	1.05%	0.99%	1.07%
Return on average common equity (ROE)	7.40%	9.46%	9.46%	10.89%	9.54%	9.23%	9.82%
Net interest margin FTE (a)	3.98%	4.19%	4.09%	4.19%	4.34%	4.13%	4.35%
Efficiency ratio	72.56%	64.19%	65.46%	62.55%	65.36%	66.17%	64.90%
Number of full-time equivalent employees	144	124	128	126	127

MARKET DATA
Book value/common share	$15.89	$15.49	$15.10	$15.22	$14.82
Period-end common share mkt value	15.00	15.25	15.75	16.14	17.75
Market as a % of book	94.40%	98.45%	104.29%	106.05%	119.76%
PE ratio	10.49	10.36	10.94	9.84	12.68	10.49	12.50
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.72	$0.72
Common stock dividend payout ratio	62.07%	48.65%	50.00%	43.90%	51.43%
Average basic common shares	2,629,394	2,422,014	2,432,793	2,444,597	2,455,938	2,482,335	2,467,110
Average diluted common shares	2,629,394	2,422,014	2,432,793	2,444,642	2,456,250	2,482,335	2,467,110
Period end common shares outstanding	2,734,799	2,421,983	2,422,050	2,440,850	2,447,624
Common shares repurchased	0	67	18,800	6,774	15,216	25,641	51,557
Common stock market capitalization	$41,022	$36,935	$38,147	$39,395	$43,445

ASSET QUALITY
Gross charge-offs	$47	$52	$33	$22	$153	$154	$459
Net charge-offs	-84	44	21	2	87	-17	406
Allowance for loan losses	3,394	2,781	2,718	2,691	2,586
Nonperforming assets (NPAs)	2,722	577	615	431	673
Net charge-off/average loans ratio	-0.11%	0.07%	0.03%	0.00%	0.14%	-0.06%	0.23%
Allowance for loan losses/period-end loans	1.07	1.08	1.09	1.09	1.01
NPAs/loans and other real estate	0.86	0.23	0.25	0.17	0.26
Allowance for loan losses/nonperforming loans	124.69	481.98	441.75	623.64	452.77

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.84%	10.91%	10.54%	10.77%	10.36%
Average equity to assets	10.71	10.84	10.94	10.79	11.01
Average equity to loans	13.74	14.74	14.97	14.56	14.67
Average loans to deposits	102.72	102.86	101.48	101.28	97.52

AVERAGE BALANCES
Assets	$400,873	$345,481	$341,297	$343,023	$332,243	$357,667	$326,236
Earning assets	381,011	330,219	326,435	326,966	314,236	339,373	307,856
Loans	293,714	254,104	249,395	254,277	249,394	262,933	239,480
Deposits	285,926	247,040	245,767	251,060	255,729	257,478	252,377
Shareholders’ equity	41,251	37,446	37,334	37,021	36,582	38,308	35,497

ENDING BALANCES
Assets	$424,657	$343,743	$347,104	$344,808	$350,270
Earning assets	402,225	328,812	329,468	327,711	331,267
Loans	316,290	256,343	249,543	246,984	256,659
Deposits	305,453	245,953	248,176	247,029	259,386
Shareholders’ equity	43,468	37,512	36,577	37,148	36,278

NOTES:

(a)	- Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents
Cash and due from banks	$11,392,039	$12,111,807
Interest-earning deposits in other banks	268,031	81,555
Federal funds sold	1,086,000	0

Total cash and cash equivalents	12,746,070	12,193,362
Securities
Available-for-sale, at fair-value	76,655,816	71,419,830
Restricted stock, at cost	5,231,800	3,105,900

Total securities	81,887,616	74,525,730
Loans	316,290,412	256,659,059
Less allowance for loan losses	3,393,685	2,585,901

Net loans	312,896,727	254,073,158

Premises and equipment, net	8,470,855	7,273,238
Accrued interest receivable and other assets	8,655,914	2,204,257

TOTAL ASSETS	$424,657,182	$350,269,745

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$49,058,592	$46,038,976
Interest-bearing	256,394,147	213,347,066

Total deposits	305,452,739	259,386,042

Short-term borrowings	22,891,593	27,305,157
Other borrowings	50,997,537	26,023,888
Accrued interest payable and other liabilities	1,846,841	1,276,610

Total liabilities	381,188,710	313,991,697

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares in 2007 and 2,980,602 in 2008	18,628,767	16,673,667
Additional paid-in capital	9,986,499	6,452,319
Retained earnings	19,723,972	17,990,445
Treasury stock at cost - 245,803 shares in 2008 and 220,162 shares in 2007	(5,014,541)	(4,599,282)
Accumulated other comprehensive income (loss)	143,775	(239,101)

Total shareholders’ equity	43,468,472	36,278,048

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$424,657,182	$350,269,745

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Interest and dividend income:
Loans, including fees	$4,518,731	$4,592,088	$17,021,867	$18,025,190
Taxable securities	874,522	722,439	3,252,073	2,927,840
Nontaxable securities	65,777	53,490	225,287	251,551
Other	18,636	10,217	121,499	26,540

Total interest and dividend income	5,477,666	5,378,234	20,620,726	21,231,121
Interest expense:
Deposits	1,173,889	1,589,717	4,836,598	6,352,732
Other	531,225	382,462	1,906,219	1,552,007

Total interest expense	1,705,114	1,972,179	6,742,817	7,904,739

Net interest income	3,772,552	3,406,055	13,877,909	13,326,382
Provision for loan losses	71,354	118,560	333,094	472,100

Net interest income after provision for loan losses	3,701,198	3,287,495	13,544,815	12,854,282

Non-interest income
Service charges on deposits accounts	320,680	303,126	1,273,094	1,231,020
Trust services	156,581	185,842	645,941	730,715
Securities gains (losses) realized	—	—	(35,000)	16,830
Gain on sale of loans	6,592	11,400	287,902	18,348
Other	274,990	223,984	860,950	1,037,712

Total non-interest income	723,843	724,352	3,032,887	3,034,625
Non-interest expenses
Salaries and employee benefits	1,664,525	1,525,678	6,261,348	5,853,523
Occupancy expense	467,249	178,411	1,033,780	732,850
Equipment expense	153,284	132,032	520,596	504,356
Franchise tax expense	113,880	104,741	437,250	416,712
Professional and director fees	136,415	126,773	511,768	579,923
Other expenses	768,304	644,666	2,546,490	2,613,429

Total non-interest expenses	3,303,657	2,712,301	11,311,232	10,700,793

Income before income tax	1,121,384	1,299,546	5,266,470	5,188,114

Federal income tax provision	354,400	419,700	1,729,400	1,674,200

Net income	$766,984	$879,846	$3,537,070	$3,513,914

Net income per share
Basic	$0.29	$0.35	$1.43	$1.42

Diluted	$0.29	$0.35	$1.43	$1.42

Note: Certain prior year balances have been reclassified to conform to the current year presentation.